Exhibit 107.1

Calculation Of Filing Fee Tables

Form S-8
(Form Type)

Passage Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	3,103,089 (2)	$0.51(3)	$1,582,575.39	0.00015310	$242.30
Total Offering Amounts							$242.30
Total Fee Offsets							-
Net Fee Due							$242.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 3,103,089 additional shares of common stock reserved for issuance under the Registrant’s 2020 Equity Incentive Plan.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.51, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market on February 27, 2025.